Exhibit 99.1

      California Pizza Kitchen Reports Preliminary Fourth Quarter Results;
               Reiterates Comfort with Previously Announced Range

    LOS ANGELES--(BUSINESS WIRE)--Jan. 6, 2004--California Pizza Kitchen, Inc., (Nasdaq:CPKI) reported today that revenues increased 17.8% to approximately $96.1 million for the fourth quarter ended December 28, 2003 versus $81.5 million in the fourth quarter of 2002. Comparable restaurant sales increased approximately 2.8% for the three-month period versus 4.2% for the same period a year ago. The increase in comparable restaurant sales was comprised primarily from menu pricing and changes in the menu mix.
    During the fourth quarter, the Company opened five new restaurants for a total of 22 new restaurants in 2003. New restaurants that opened in the fourth quarter include San Jose, CA; Lyndhurst, OH; Houston, TX; Long Beach, CA and Fairfax, VA. The Company also opened one new international franchise restaurant in Hong Kong during the fourth quarter for a total of two new international franchises in 2003. Additionally, as part of Management's strategic review, the Company closed two under performing restaurants during the fourth quarter which did not result in any material closure costs.
    Based on the fourth quarter sales performance the Company remains comfortable with its previously announced earnings per share guidance of $0.21 to $0.23 for the fourth quarter ended December 28, 2003.
    The Company intends to discuss its fourth quarter earnings on January 29, 2004 at approximately 5:00 p.m. EST and will release its financial results earlier that same day. A web cast of the conference call can be accessed at http://www.cpk.com.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, and sandwiches. The average guest check is approximately $11.60. As of December 28, 2003, the chain operates, licenses or franchises 168 restaurants of which 137 are Company-owned and 31 operate under franchise or license agreements. The Company also has a strategic alliance with Kraft Pizza Company to manufacture and distribute a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen can be found on the World Wide Web at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


    CONTACT: California Pizza Kitchen, 310-342-5000
             Sarah Goldsmith Grover (media)
             Greg Levin (investors)